Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-212814

February 22, 2018

PPG INDUSTRIES, INC.

Issuer:	PPG Industries, Inc.	PPG Industries, Inc.

Title of Securities:	3.200% Notes due March 15, 2023	3.750% Notes due March 15, 2028

Long-Term Debt Ratings*:	Moody’s: A3 (negative) Fitch: A- (stable) S&P: A- (stable)	Moody’s: A3 (negative) Fitch: A- (stable) S&P: A- (stable)

Format:	SEC Registered	SEC Registered

Principal Amount Offered:	$300,000,000	$700,000,000

Trade Date:	February 22, 2018	February 22, 2018

Settlement Date (T+3):	February 27, 2018	February 27, 2018

Maturity Date:	March 15, 2023	March 15, 2028

Price to Public:	99.767% of the principal amount offered	99.857% of the principal amount offered

Coupon:	3.200% per annum	3.750% per annum

Yield to Maturity:	3.250%	3.767%

Spread to Benchmark Treasury:	T + 60 bps	T + 85 bps

Benchmark Treasury:	2.375% UST due January 31, 2023	2.750% UST due February 15, 2028

Benchmark Treasury Price and Yield:	98-23+; 2.650%	98-18; 2.917%

Interest Payment Dates:	Semiannually in arrears on each March 15 and September 15, commencing on September 15, 2018	Semiannually in arrears on each March 15 and September 15, commencing on September 15, 2018

Make-Whole Call:	Prior to February 15, 2023 (the date that is one month prior to maturity), the greater of par or make-whole at Treasury Rate (as defined in the prospectus supplement) plus 10 bps	Prior to December 15, 2027 (the date that is three months prior to maturity), the greater of par or make-whole at Treasury Rate (as defined in the prospectus supplement) plus 15 bps

Par Call:	On or after February 15, 2023	On or after December 15, 2027

CUSIP/ISIN:	693506BN6/US693506BN60	693506BP1/US693506BP19

Joint Book-Running Managers:	BNP Paribas Securities Corp. J.P. Morgan Securities LLC Citigroup Global Markets Inc. Goldman Sachs & Co. LLC MUFG Securities Americas Inc. PNC Capital Markets LLC	BNP Paribas Securities Corp. J.P. Morgan Securities LLC Citigroup Global Markets Inc. Goldman Sachs & Co. LLC MUFG Securities Americas Inc. PNC Capital Markets LLC

Senior Co-Managers:

BBVA Securities Inc.

BNY Mellon Capital Markets, LLC

Deutsche Bank Securities Inc.

HSBC Securities (USA) Inc.

Mizuho Securities USA LLC

SG Americas Securities, LLC

SMBC Nikko Securities America, Inc.

TD Securities (USA) LLC

Wells Fargo Securities, LLC

BBVA Securities Inc.

BNY Mellon Capital Markets, LLC

Deutsche Bank Securities Inc.

HSBC Securities (USA) Inc.

Mizuho Securities USA LLC

SG Americas Securities, LLC

SMBC Nikko Securities America, Inc.

TD Securities (USA) LLC

Wells Fargo Securities, LLC

Co-Managers:

ANZ Securities, Inc.

ICBC Standard Bank Plc

Morgan Stanley & Co. LLC

Santander Investment Securities Inc.

The Huntington Investment Company

U.S. Bancorp Investments, Inc.

Credit Suisse Securities (USA) LLC

ANZ Securities, Inc.

ICBC Standard Bank Plc

Morgan Stanley & Co. LLC

Santander Investment Securities Inc.

The Huntington Investment Company

U.S. Bancorp Investments, Inc.

Credit Suisse Securities (USA) LLC

*	An explanation of the significance of ratings may be obtained from the rating agencies. Generally, rating agencies base their ratings on such materials and information, and such of their own investigations, studies and assumptions, as they deem appropriate. The rating of the notes should be evaluated independently from similar ratings of other securities. A credit rating of a security is not a recommendation to buy, sell or hold securities and may be subject to review, revision, suspension, reduction or withdrawal at any time by the assigning rating agency.

This final term sheet supplements, and should be read in conjunction with, the issuer’s preliminary prospectus supplement dated February 22, 2018 and accompanying prospectus dated August 1, 2016.

We expect to deliver the securities described herein against payment on or about the Settlement Date, which will be the third business day following the date of the pricing of the securities (this settlement cycle being referred to as “T+3”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the securities on the date of pricing will be required, by virtue of the fact that the securities initially will settle in T+3, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers who wish to trade the securities on the date of pricing or the next succeeding business day should consult their own advisor.

This communication is for informational purposes only and does not constitute an offer to sell, or a solicitation of an offer to buy, any security. No offer to buy securities described herein can be accepted, and no part of the purchase price thereof can be received, unless the person making such investment decision has received and reviewed the information contained in the relevant prospectus in making their investment decisions. The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus supplement and accompanying prospectus related to that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BNP Paribas Securities Corp. collect at 212-841-2871 or J.P. Morgan Securities LLC collect at 212-834-4533.